As filed with the Securities and Exchange Commission on October 20, 1997

                                                   Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                      FORM S-8
                              REGISTRATION STATEMENT
                                       under
                             THE SECURITIES ACT OF 1933


                                  MALLINCKRODT INC.
                             (formerly IMCERA GROUP INC.)
                  (Exact name of issuer as specified in its charter)


                        New York                 36-1263901
                    (State or other            (I.R.S. Employer
             jurisdiction of incorporation)    Identification No.)

             7733 Forsyth Boulevard, St. Louis, Missouri 63105-1820
                (Address of Principal Executive offices)

                                  Mallinckrodt Inc.
                                Equity Incentive Plan
                               (Full title of the Plan)

                                Roger A. Keller
                     Vice President, Secretary & General Counsel
                             7733 Forsyth Boulevard
                         St. Louis, Missouri  63105-1820
                     (Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 854-5240

                                Copies to:
                                Maureen S. Brundage
                                White & Case
                                1155 Avenue of the Americas
                                New York, New York  10036
                        _______________________________________

CALCULATION OF REGISTRATION FEE

Title of each class                    Proposed maximum    Proposed maximum     Amount of
of securities to        Amount to be   offering price      aggregate            registration
be registered           registered     per share (1)       offering price(1)    fee

Common Stock,
$1.00 par value(2)  2,800,000  $37.94           106,232,000     $32,191.51

<F1>
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. on October 14, 1997.
</F1>
<F2>
(2) Includes Common Stock Purchase Rights which, prior to the occurrence of certain events will not be exercisable or evidenced separately from the Common Stock.
</F2>

                                   PART II.

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed by the Corporation with the Commission are incorporated herein by reference:

     (1) The Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

     (2) The Corporation's current reports on Form 8-K dated July 7, 1997, July 14, 1997, July 29, 1997, September 2, 1997, September 5, 1997, September 25, 1997 and October 7, 1997.

     (3) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-A dated April 10, 1987 (as amended on Form 8-A dated November 8, 1991) and the description of the Common Stock Purchase Rights associated therewith contained in the Corporation's Amendment to Registration Statement on Form 8-A/A dated February 26, 1996.

          All documents filed by the Corporation pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.

         The legality of the Common Stock offered hereby has been passed upon by Roger A. Keller, Vice President, Secretary and General Counsel of the Corporation, 7733 Forsyth Boulevard, St. Louis, Missouri 63105-1820. As of August 31, 1997, Mr. Keller owned or had options to purchase 101,223.08 shares of Common Stock, including 2,595.08 shares of Common Stock owned pursuant to the Corporation's 401(k) plan.

Item 6.  Indemnification of Officers and Directors.

          The Corporation's Bylaws provide for indemnification, to the fullest extent permitted by applicable law, of any of its directors and officers who are, or have been, or are threatened to be, made a party to an action or proceeding, whether civil or criminal, by reason of the fact that such director or officer is a director or officer of the Corporation, against any judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, or any appeal therein. The Bylaws also provide that additional indemnification may be provided by the Corporation to other persons to the extent permitted by applicable law.

          The Corporation's Certificate of Incorporation provides that a current or former director shall not be liable to the Corporation or its shareholders for damages for any breach of duty except where liability is imposed by New York State law.

          The Corporation has insurance to indemnify its directors and officers, within the limits of the Corporation's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York. In addition, indemnity agreements are in effect with each officer of the Corporation who serves on its Employee Benefits Committee.

          Reference is made to Sections 721-726 of the New York Business Corporation Law ("B.C.L."), which are summarized below.

          Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer established that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          Section 722 of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action, whether derivative or nonderivative, or whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In derivative actions, the statute provides that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to indemnification.

          Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation (unless ordered by a court under Section 724 of the B.C.L.) only if authorized by the appropriate corporate action as set forth in such Section
723. Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

          Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligations which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of insurance, for a retention amount and for co-insurance. Such insurance may not provide for the indemnification, other than defense costs, of any director or officer whose deliberate and active dishonesty is held to be material to an adjudicated cause of action in a judgment adverse to the insured nor of any director or officer who personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Item 7.  Exemption from Registration Claimed.

         Not Applicable

Item 8.  Exhibits.

         4.1(a) Restated Certificate of Incorporation of the Corporation, dated June 22, 1994 (filed as Exhibit 3.1 to the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1994).

            (b) Certificate of Amendment of the Certificate of Incorporation of the Corporation, dated October 6, 1996 (filed as Exhibit 3.3 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

         4.2 By-Laws of the Corporation, as amended (filed as Exhibit 3.3 to the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1990).

         5.1 Opinion of Roger A. Keller as to legality of securities (including consent).

         23.1 Consent of Ernst & Young LLP, independent auditors, to incorporation by reference of its report with respect to consolidated financial statements and schedules of the Corporation contained in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.
         23.2  Consent of Roger A. Keller (included in Exhibit 5.1).

Item 9.  Undertakings.

         1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2.  The undersigned registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX

Exhibit                                      Incorporated Herein      Filed
No.        Description                       by Reference to          Herewith

4.1(a)     Restated Certificate of           Exhibit 3.1 to the
           Incorporation of the              Corporation's Annual
           Corporation, dated                Report on Form 10-K for
           June 22, 1994.                    the fiscal year ended
                                             June 30, 1994.

   (b)     Certificate of Amendment of the   Exhibit 3.3 to the
           Certificate of Incorporation      Corporation's Report on
           of the Corporation, dated         Form 10-Q for the
           October 6, 1996.                  Quarter ended
                                             September 30, 1996.

4.2        By-Laws of the Corporation,       Exhibit 3.3 to the
           as amended.                       Corporation's Annual
                                             Report on Form 10-K for
                                             the fiscal year ended
                                             June 30, 1990.

5.1        Opinion of Roger A. Keller as                                  X
           to legality of securities
           (including consent).

23.1       Consent of Ernst & Young LLP,                                  X
           independent auditors, to
           incorporation by reference of
           its report with respect to the
           consolidated financial statements
           and schedules of registrant
           contained in Registrant's Annual
           Report on Form 10-K for the fiscal
           year ended June 30, 1997.

23.2       Consent of Roger A. Keller (included                           X
           in Exhibit 5.1).

                               SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in St. Louis, Missouri, on the 15th day of October, 1997.
                              MALLINCKRODT INC.

                              S/ Roger A. Keller
                              By:___________________
                                 Roger A. Keller
                                 Vice President, Secretary
                                 and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                       Title                          Date

S/ Raymond F. Bentele
______________________
Raymond F. Bentele              Director                   October 15, 1997

S/ Gareth C. C. Chang
______________________
Gareth C.C. Chang               Director                   October 15, 1997

S/ William L. Davis III
______________________
William L. Davis III            Director                   October 15, 1997

S/ Ronald G. Evens
______________________
Ronald G. Evens                 Director                   October 15, 1997

S/ C. Ray Holman
______________________
C. Ray Holman                   Chairman of the Board,     October 15, 1997
                                Chief Executive Officer
                                and Director
S/ Roberta S. Karmel
______________________
Roberta S. Karmel               Director                   October 15, 1997

S/ Claudine B. Malone
______________________
Claudine B. Malone              Director                   October 15, 1997

S/ Morton Moskin
______________________
Morton Moskin                   Director                   October 15, 1997

S/ Mack G. Nichols
______________________
Mack G. Nichols                 Director                   October 15, 1997

S/ Brian M. Rushton
______________________
Brian M. Rushton                Director                   October 15, 1997

S/ Daniel R. Toll
______________________
Daniel R. Toll                  Director                   October 15, 1997

S/ Anthony Viscusi
______________________
Anthony Viscusi                 Director                   October 15, 1997

S/ Michael A. Rocca
______________________          Senior Vice President      October 15, 1997
Michael A. Rocca                & Chief Financial Officer
                                (Principal Financial
                                 Officer)

S/ Douglas A. McKinney
______________________          Vice President and         October 15, 1997
Douglas A. McKinney             Controller (Principal
                                Accounting Officer)

                                                           Exhibit 5.1

                   OPINION AND CONSENT OF ROGER A. KELLER

     I have examined the Registration Statement on Form S-8 to be filed by Mallinckrodt Inc. (the "Corporation") with the Securities & Exchange Commission under the Securities Act of 1933 covering 2,800,000 additional shares of Common Stock, par value $1.00 per share, of the Corporation (the "Shares").

     I have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as I have deemed necessary or appropriate in order to give the opinion expressed herein.

     Upon the basis of the foregoing, I am of the opinion that when the Shares have been duly delivered against payment therefor, as contemplated by the Equity Incentive Plan for Employees of Mallinckrodt Inc., the shares will be legally issued, fully paid and, except as may be otherwise provided in Section 630 of the New York Business Corporation Law, non-assessable.

     I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                    By: ROGER A. KELLER

                                    S/ Roger A. Keller
                                    ______________________

St. Louis, MO
October 20, 1997

                          Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mallinckrodt Inc. Equity Incentive Plan of our report dated July 30, 1997, with respect to the consolidated financial statements of Mallinckrodt Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

St. Louis, Missouri
October 20, 1997